================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 --------------


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*



                          Trubion Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    89778N102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)
     [_]  Rule 13d-1(c)
     [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

====================                                               =============
CUSIP NO.  89778N102                   13G                         PAGE 2 OF 22
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       ARCH Venture Fund V, L.P.
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,357,046
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,357,046
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,357,046
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 2 of 22 pages

====================                                               =============
CUSIP NO.  89778N102                   13G                         PAGE 3 OF 22
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       ARCH V Entrepreneurs Fund, L.P.
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,357,046
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,357,046
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,357,046
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 3 of 22 pages

====================                                               =============
CUSIP NO.  89778N102                   13G                         PAGE 4 OF 22
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Healthcare Focus Fund, L.P.
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,357,046
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,357,046
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,357,046
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 4 of 22 pages

====================                                               =============
CUSIP NO.  89778N102                   13G                         PAGE 5 OF 22
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       ARCH Venture Partners V, L.P.
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,357,046
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,357,046
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,357,046
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 5 of 22 pages

====================                                               =============
CUSIP NO.  89778N102                   13G                         PAGE 6 OF 22
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       ARCH Venture Partners V, LLC
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,357,046
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,357,046
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,357,046
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 6 of 22 pages

====================                                               =============
CUSIP NO.  89778N102                   13G                         PAGE 7 OF 22
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Steven Lazarus
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,357,046
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,357,046
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,357,046
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 7 of 22 pages

====================                                               =============
CUSIP NO.  89778N102                   13G                         PAGE 8 OF 22
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Keith Crandell
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,357,046
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,357,046
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,357,046
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 8 of 22 pages

====================                                               =============
CUSIP NO.  89778N102                   13G                         PAGE 9 OF 22
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Robert Nelsen
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,357,046
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,357,046
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,357,046
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 9 of 22 pages

====================                                               =============
CUSIP NO.  89778N102                   13G                         PAGE 10 OF 22
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Clinton Bybee
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,357,046
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        2,357,046
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,357,046
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.3%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 10 of 22 pages

====================                                               =============
CUSIP NO.  89778N102                   13G                         PAGE 11 OF 22
====================                                               =============


                                  Schedule 13G


Item 1(a).        Name of Issuer:  Trubion Pharmaceuticals, Inc. (the "Issuer").

Item 1(b). Address of Issuer's Principal Executive Offices: 2401 Fourth Avenue, Suite 1050, Seattle, WA 98121

Item 2(a). Names of Persons Filing: ARCH Venture Fund V, L.P. ("ARCH Venture Fund V"); ARCH V Entrepreneurs Fund, L.P. ("ARCH V Entrepreneurs Fund"); Healthcare Focus Fund, L.P. (Healthcare Focus Fund); ARCH Venture Partners V, L.P. ("AVP V LP"); ARCH Venture Partners V, LLC ("AVP V LLC") (collectively, the "Reporting Entities" and individually, each a "Reporting Entity"); and Steven Lazarus ("Lazarus"), Keith Crandell ("Crandell"), Robert Nelsen ("Nelsen") and Clinton Bybee ("Bybee") (collectively, the "Managing Directors" and individually, each a "Managing Director"). The Reporting Entities and the Managing Directors collectively are referred to as the "Reporting Persons".

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  8725 W. Higgins Road, Suite 290, Chicago, IL 60631.

Item 2(c). Citizenship: ARCH Venture Fund V, ARCH V Entrepreneurs Fund, Healthcare Focus Fund and AVP V LP are limited partnerships organized under the laws of the State of Delaware. AVP V LLC is a limited liability company organized under the laws of the State of Delaware. Each Managing Director is a US citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.001 par value (the "Common Stock").

Item 2(e).        CUSIP Number:  89778N102

Item 3.           If this statement is filed pursuant to Rule ss.ss.
                  240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  None.

Item 4.           Ownership.

                  (a)      Amount beneficially owned:

                           ARCH Venture Fund V is the record owner of 2,209,741 shares of Common Stock (the "ARCH Venture Fund V Shares") as of December 31, 2007. Healthcare Focus Fund is the record owner of 132,802 shares of Common stock (the "Healthcare Focus Fund shares") as of December 31, 2007. ARCH V Entrepreneurs Fund is the record owner of 14,503 shares of Common Stock (the "ARCH V Entrepreneurs Fund Shares" and, together with the ARCH Venture Fund V Shares and the Healthcare Focus Fund shares, the "Record Shares") as of December 31, 2007. AVP V LP is the sole general partner of ARCH Venture Fund V, Healthcare Focus Fund, L.P. and ARCH V Entrepreneurs Fund. AVP V LLC is the sole general partner of AVP V LP. By virtue of their relationship as affiliated entities who have overlapping general partners and managing directors,


                               Page 11 of 22 pages

====================                                               =============
CUSIP NO.  89778N102                   13G                         PAGE 12 OF 22
====================                                               =============

                           each Reporting Entity may be deemed to share the power to direct the disposition and vote of the Record Shares. As individual general partners or managing directors of each of AVP V LLC and AVP V LP, each Managing Director may also be deemed to share the power and direct the disposition and vote of the Record Shares.

                  (b)      Percent of class:

                           Reporting Persons: 13.3%, calculated based on 17,787,138 shares of Common Stock reported to be outstanding as of October 31, 2007 in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on November 13, 2007.

                  (c) Number of shares as to which the person has: (i) Sole power to vote or to direct the vote:

                                   0 shares for each Reporting Person

                           (ii) Shared power to vote or to direct the vote:

                                Each of the Reporting Persons:  2,357,046

                           (iii) Sole power to dispose or to direct the
                                 disposition of:

                                0 shares for each Reporting Person

                           (iv) Shared power to dispose or to direct the
                                disposition of:

                                Each of the Reporting Persons:  2,357,046

                  Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(J).


                               Page 12 of 22 pages

====================                                               =============
CUSIP NO.  89778N102                   13G                         PAGE 13 OF 22
====================                                               =============

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to ss.240.13d-1(b) nor ss.240.13d-1(c).




























                               Page 13 of 22 pages

====================                                               =============
CUSIP NO.  89778N102                   13G                         PAGE 14 OF 22
====================                                               =============


                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2008

                                    ARCH VENTURE FUND V, L.P.

                                    By: ARCH Venture Partners V, L.P.
                                        its General Partner

                                        By: ARCH Venture Partners V, LLC
                                            its General Partner

                                            By:          *
                                                -----------------------------
                                                Keith Crandell
                                                Managing Director


                                    HEALTHCARE FOCUS FUND, L.P.

                                    By: ARCH Venture Partners V, L.P.
                                        its General Partner

                                        By: ARCH Venture Partners V, LLC
                                            its General Partner


                                            By:           *
                                                -----------------------------
                                                Keith Crandell
                                                Managing Director


                                    ARCH V ENTREPRENEURS FUND, L.P.

                                    By: ARCH Venture Partners V, L.P.
                                        its General Partner

                                        By: ARCH Venture Partners V, LLC
                                            its General Partner


                                            By:            *
                                                -----------------------------
                                                Keith Crandell
                                                Managing Director

                               Page 14 of 22 pages

====================                                               =============
CUSIP NO.  89778N102                   13G                         PAGE 15 OF 22
====================                                               =============


                                    ARCH VENTURE PARTNERS V, L.P.

                                    By: ARCH Venture Partners V, LLC
                                        its General Partner

                                        By:         *
                                            ----------------------------
                                            Keith Crandell
                                            Managing Director

                                    ARCH VENTURE PARTNERS V, LLC

                                    By:             *
                                        -----------------------------
                                        Keith Crandell
                                        Managing Director


                                                    *
                                    -----------------------------
                                    Steven Lazarus

                                                    *
                                    -----------------------------
                                    Keith Crandell

                                                    *
                                    -----------------------------
                                    Robert Nelsen

                                                    *
                                    -----------------------------
                                    Clinton Bybee



* By: /s/ Mark McDonnell
      ----------------------------------
      Mark McDonnell as
      Attorney-in-Fact


--------------------------------------------------------------------------------
This Amendment No. 1 to Schedule 13G was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and Exhibit 3 and incorporated herein by reference.


                               Page 15 of 22 pages

====================                                               =============
CUSIP NO.  89778N102                   13G                         PAGE 16 OF 22
====================                                               =============


                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

     Pursuant to Rule 13d-1-(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Trubion Pharmaceuticals, Inc.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: February 7, 2008             ARCH VENTURE FUND V, L.P.

                                    By: ARCH Venture Partners V, L.P.
                                        its General Partner

                                        By: ARCH Venture Partners V, LLC
                                            its General Partner

                                            By:               *
                                                ----------------------------
                                                Keith Crandell
                                                Managing Director


                                    HEALTHCARE FOCUS FUND, L.P.

                                    By: ARCH Venture Partners V, L.P.
                                        its General Partner

                                        By: ARCH Venture Partners V, LLC
                                            its General Partner

                                            By:               *
                                                -----------------------------
                                                Keith Crandell
                                                Managing Director


                                    ARCH V ENTREPRENEURS FUND, L.P.

                                    By: ARCH Venture Partners V, L.P.
                                        its General Partner

                                        By: ARCH Venture Partners V, LLC
                                            its General Partner


                                            By:               *
                                                -----------------------------
                                                Keith Crandell
                                                Managing Director

                               Page 16 of 22 pages

====================                                               =============
CUSIP NO.  89778N102                   13G                         PAGE 17 OF 22
====================                                               =============


                                    ARCH VENTURE PARTNERS V, L.P.

                                    By: ARCH Venture Partners V, LLC
                                        its General Partner

                                        By:                  *
                                            ---------------------------------
                                            Keith Crandell
                                            Managing Director

                                    ARCH VENTURE PARTNERS V, LLC

                                    By:               *
                                        ------------------------------
                                        Keith Crandell
                                        Managing Director


                                                      *
                                        ------------------------------
                                        Steven Lazarus

                                                      *
                                        ------------------------------
                                        Keith Crandell

                                                      *
                                        ------------------------------
                                        Robert Nelsen

                                                      *
                                        ------------------------------
                                        Clinton Bybee


* By: /s/ Mark McDonnell
      -------------------------------
      Mark McDonnell as
      Attorney-in-Fact


--------------------------------------------------------------------------------
This Agreement was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and Exhibit 3 and incorporated herein by reference.

                               Page 17 of 22 pages

====================                                               =============
CUSIP NO.  89778N102                   13G                         PAGE 18 OF 22
====================                                               =============

                                                                       Exhibit 2
                                                                       ---------

                               POWERS OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark McDonnell his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of June, 2004.

                                    ARCH VENTURE FUND V, L.P.

                                    By: ARCH Venture Partners V, L.P.
                                        its General Partner

                                        By: ARCH Venture Partners V, LLC.
                                            its General Partner

                                            By: /s/ Keith Crandell
                                                -----------------------------
                                                Managing Director


                                    ARCH V ENTREPRENEURS FUND, L.P.

                                    By: ARCH Venture Partners V, L.P.
                                        its General Partner

                                        By: ARCH Venture Partners V, LLC.
                                            its General Partner

                                            By: /s/ Keith Crandell
                                                -----------------------------
                                                Managing Director

                                    ARCH VENTURE PARTNERS V, L.P.

                                    By: ARCH Venture Partners V, LLC
                                        its General Partner

                                        By: /s/ Keith Crandell
                                            ---------------------------------
                                            Managing Director

                               Page 18 of 22 pages

====================                                               =============
CUSIP NO.  89778N102                   13G                         PAGE 19 OF 22
====================                                               =============



                                    ARCH VENTURE PARTNERS V, LLC

                                    By: /s/ Keith Crandell
                                        -------------------------------------
                                        Managing Director

                                    /s/ Steven Lazarus
                                        -------------------------------------
                                        Steven Lazarus

                                    /s/ Keith Crandell
                                        -------------------------------------
                                        Keith Crandell

                                    /s/ Robert Nelsen
                                        -------------------------------------
                                        Robert Nelsen

                                    /s/ Clinton Bybee
                                        -------------------------------------
                                        Clinton Bybee















                               Page 19 of 22 pages

====================                                               =============
CUSIP NO.  89778N102                   13G                         PAGE 20 OF 22
====================                                               =============


                                                                       Exhibit 3
                                                                       ---------

                               POWERS OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark McDonnell his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.


                                    ARCH VENTURE FUND V, L.P.

                                    By: ARCH Venture Partners V, L.P.
                                        its General Partner

                                        By: ARCH Venture Partners V, LLC
                                            Its General Partner

                                            By: /s/ Keith Crandell
                                                -----------------------------
                                                Managing Director


                                    ARCH VENTURE FUND III, L.P.

                                    By: ARCH Venture Partners, LLC
                                        its General Partner

                                        By: /s/ Keith Crandell
                                            ---------------------------------
                                            Managing Director


                                    ARCH VENTURE FUND II, L.P.

                                    By: ARCH Management Partners II, L.P.
                                        Its General Partner

                                        By: ARCH Venture Partners, L.P.
                                            Its General Partner

                                            By: ARCH Venture Corporation
                                                Its General Partner

                                                By: /s/ Keith Crandell
                                                    -------------------------
                                                    Managing Director


                               Page 20 of 22 pages

====================                                               =============
CUSIP NO.  89778N102                   13G                         PAGE 21 OF 22
====================                                               =============


                                    ARCH V ENTREPRENEURS FUND V, L.P.

                                    By: ARCH Venture Partners V, L.P.
                                        its General Partner

                                        By: ARCH Venture Partners V, LLC
                                                 Its General Partner

                                            By: /s/ Keith Crandell
                                                -----------------------------
                                                Managing Director


                                    HEALTHCARE FOCUS FUND, L.P.

                                    By: ARCH Venture Partners V, L.P.
                                        its General Partner

                                        By: ARCH Venture Partners V, LLC
                                            Its General Partner

                                            By: /s/ Keith Crandell
                                                -----------------------------
                                                Managing Director


                                    ARCH VENTURE PARTNERS V, L.P.

                                    By: ARCH Venture Partners V, LLC
                                        Its General Partner

                                        By: /s/ Keith Crandell
                                            ----------------------------
                                            Managing Director


                                    ARCH VENTURE PARTNERS V, LLC

                                    By: /s/ Keith Crandell
                                        ---------------------------
                                        Managing Director


                                    ARCH VENTURE PARTNERS, LLC

                                    By: /s/ Keith Crandell
                                        ---------------------------
                                        Managing Director

                                    ARCH MANAGEMENT PARTNERS II, L.P.

                                    By: ARCH Venture Partners, L.P.
                                        its General Partner

                                        By: ARCH Venture Corporation
                                            its General Partner

                                            By: /s/ Keith Crandell
                                                ----------------------------
                                                Managing Director

                               Page 21 of 22 pages

====================                                               =============
CUSIP NO.  89778N102                   13G                         PAGE 22 OF 22
====================                                               =============

                                    ARCH VENTURE PARTNERS, L.P.

                                    By: ARCH Venture Corporation
                                        its General Partner

                                        By: /s/ Keith Crandell
                                            -----------------------------
                                            Managing Director


                                    ARCH VENTURE CORPORATION

                                    By: /s/ Keith Crandell
                                        ----------------------------
                                        Managing Director


                                    /s/ Steven Lazarus
                                    ---------------------------
                                    Steven Lazarus

                                    /s/ Keith Crandell
                                    ---------------------------
                                    Keith Crandell

                                    /s/ Robert Nelsen
                                    ---------------------------
                                    Robert Nelsen

                                    /s/ Clinton Bybee
                                    ---------------------------
                                    Clinton Bybee


                               Page 22 of 22 pages